Ex. 99.1

TOREADOR FILES REGISTRATION STATEMENT
FOR PROPOSED OFFERING OF COMMON STOCK

        DALLAS, TEXAS – (January 4, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) announces that the company has filed a registration statement with the Securities and Exchange Commission (SEC) for a proposed offering by the company of up to 1,250,000 shares of its common stock.

        Toreador intends to use the net proceeds from the offering for general corporate purposes, including funding its 2005 capital expenditure budget.

        The offering will be underwritten by Morgan Keegan & Company, Inc. Toreador has granted the underwriter a 30-day option to purchase up to 187,500 additional shares of common stock solely to cover over-allotments, if any, in connection with the offering.

        Copies of the preliminary prospectus, when available, may be obtained by contacting Morgan Keegan & Company, Inc., 50 North Front Street, Memphis, Tennessee 38103, (901) 529-5357 or (800) 366-7426.

        A proposed offering of common stock will be made only by means of a prospectus. A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in oil and natural-gas exploration, development, production, leasing and acquisition activities. The company currently holds interests in permits granting it the right to explore and develop oil and natural-gas properties in the Paris Basin, France; onshore and offshore Turkey; and onshore Romania. The company also owns various working-interest properties primarily in Texas, Kansas, New Mexico, Louisiana and Oklahoma.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141